EXHIBIT 11.1

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                             Three Months Ended
                                                         ------------------------------
                                                          March  31,          March 31,
                                                             2000                1999
                                                         -----------         ----------
Net income (in thousands)                                       (359)               (78)
                                                          ==========         ==========


Weighted average common shares outstanding                13,122,005         11,500,081
                                                          ==========         ==========


Basic income per share                                          (.03)              (.01)
                                                          ==========         ==========


Dilutive effective of options and warrants
outstanding under treasury-stock method                           --                 --
                                                          ==========        ===========


Diluted income per share                                        (.03)              (.01)
                                                          ==========        ===========